UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2014

AMN HEALTHCARE SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-16753	06-1500476
(Commission File Number)	(I.R.S. Employer Identification No.)

12400 High Bluff Drive; Suite 100

San Diego, California 92130

(Address of principal executive offices)

Registrant’s telephone number, including area code: (866) 871-8519

NOT APPLICABLE

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 16, 2014, AMN Healthcare, Inc., a Nevada corporation (“AMN”), a wholly owned subsidiary of AMN Healthcare Services, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Onward Healthcare, Inc., a Delaware corporation (“OH”), Terrell Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of AMN (“Merger Sub”), and OGH, LLC, a Delaware limited liability company (“OGH”), in its individual capacity for purposes of certain sections of the Merger Agreement and in its capacity as the representative of the OH equityholders.

At the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into OH, with OH continuing as the surviving corporation and a wholly owned subsidiary of AMN (the “Merger”). Also as a result of the Merger, OH’s wholly owned subsidiaries, Locum Leaders, Inc. and Medefis, Inc., will become indirect wholly owned subsidiaries of AMN. OH and its subsidiaries are primarily engaged in the business of providing nurse and allied healthcare staffing, locum tenens staffing and vendor management technology services.

Subject to the terms and conditions of the Merger Agreement, AMN will acquire OH for the base purchase price of $82.5 million in cash, which is subject to certain adjustments and escrow arrangements. The Merger is subject to certain customary conditions that are to be met or waived at or prior to the Closing, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The Merger Agreement may be terminated prior to the consummation of the Merger by either AMN or OH if (i) the Merger has not been completed by January 31, 2015 (which date may be extended at the option of either OH or AMN to February 28, 2015 if all the conditions to the Merger (other than the receipt of regulatory approval under the HSR Act) have been satisfied), (ii) subject to customary limitations and conditions, the other party is in breach of the Agreement and such breach would cause the failure of certain closing conditions in the Merger Agreement, or (iii) the Merger is prohibited by law or by a final non-appealable governmental order.

The Merger Agreement contains customary representations, warranties, covenants and obligations for transactions of this type. Pursuant to the Merger Agreement, OH and AMN have agreed to indemnify the other party for any breach of such party’s representations, warranties and covenants contained in the Merger Agreement, subject to varying survival periods and applicable negotiated caps, baskets, claims procedures and other limitations.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, which the Company intends to file with the Securities and Exchange Commission at a later date in accordance with applicable rules and regulations.

Item 8.01.	Other Events.

On December 17, 2014, AMN issued a press release announcing that it had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated December 17, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMN HEALTHCARE SERVICES, INC.

Date: December 17, 2014	By:	/s/ Susan Salka
Susan Salka
President and Chief Executive Officer